UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Genuine Parts Company

(Name of Registrant as Specified in Its Charter)

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GENUINE PARTS COMPANY
2999 Circle 75 Parkway
Atlanta, Georgia 30339

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

April 23, 2007

TO THE SHAREHOLDERS OF GENUINE PARTS COMPANY:

The 2007 Annual Meeting of Shareholders of Genuine Parts Company, a Georgia corporation, will be held at the Company’s headquarters, 2999 Circle 75 Parkway, Atlanta, Georgia, on Monday, the 23rd day of April, 2007, at 10:00 a.m., for the following purposes:

(1) To elect all of the members of the Board of Directors;

(2) To amend the Amended and Restated Articles of Incorporation to eliminate all shareholder supermajority vote provisions;

(3) To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007;

(4) To act upon such other matters as may properly come before the meeting or any reconvened meeting following any adjournment thereof.

Information relevant to these matters is set forth in the attached proxy statement. Only holders of record of Common Stock at the close of business on February 16, 2007 will be entitled to vote at the meeting.

By Order of the Board of Directors,

CAROL B. YANCEY
Senior Vice President — Finance
and Corporate Secretary

Atlanta, Georgia
March 2, 2007

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE, OR YOU CAN VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

GENUINE PARTS COMPANY
2999 Circle 75 Parkway
Atlanta, Georgia 30339

PROXY STATEMENT

ANNUAL MEETING — APRIL 23, 2007

This Proxy Statement is being furnished to the shareholders of Genuine Parts Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company’s 2007 Annual Meeting of Shareholders to be held on Monday, April 23, 2007, at 10:00 a.m. local time and at any reconvened meeting following any adjournment thereof. The Annual Meeting will be held at the Company’s headquarters, 2999 Circle 75 Parkway, Atlanta, Georgia.

This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about March 2, 2007. The Company’s 2006 annual report to the shareholders, including consolidated financial statements for the year ended December 31, 2006, is enclosed herewith.

VOTING

Shareholders of record can simplify their voting and reduce the Company’s costs by voting their shares via telephone or the Internet. Instructions for voting via telephone or the Internet are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures enable shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive. If you do not choose to vote by telephone or the Internet, please mark your choices on the enclosed proxy card and then date, sign and return the proxy card at your earliest opportunity.

All proxies properly voted by telephone or the Internet and all properly executed written proxy cards that are delivered to the Company (and not later revoked) will be voted in accordance with instructions given in the proxy. When voting for director nominees, you may (1) vote FOR all nominees, (2) WITHHOLD AUTHORITY to vote for all nominees, or (3) WITHHOLD AUTHORITY to vote for one or more nominees but vote FOR the other nominees. With regard to the proposals to amend the Amended and Restated Articles of Incorporation and ratify the selection of independent auditors, you may vote FOR or AGAINST the proposal or you may ABSTAIN from voting.

A shareholder who submits a proxy pursuant to this solicitation may revoke it at any time prior to its exercise at the Annual Meeting. Such revocation may be by delivery of written notice to the Corporate Secretary of the Company at the Company’s address shown above, by delivery of a proxy bearing a later date, or by voting in person at the Annual Meeting.

If you hold your shares in “street name” through a brokerage firm and you do not vote your shares, your brokerage firm can vote your shares in its discretion on any of the matters scheduled to come before the Annual Meeting.

At the close of business on the record date for the Annual Meeting, which was February 16, 2007, the Company had outstanding and entitled to vote at the Annual Meeting 170,490,987 shares of Common Stock. On each proposal presented for a vote at the Annual Meeting, each shareholder is entitled to one vote per share of Common Stock held as of the record date. A quorum for the purposes of all matters to be voted on shall consist of shareholders representing, in person or by proxy, a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting. Shares represented at the Annual Meeting that are abstained or withheld from voting will be considered present for purposes of determining a quorum at the Annual Meeting. If less than a majority of the outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place.

The vote required for the election of directors and the ratification of the selection of independent auditors is a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. The amendment of the Amended and Restated Articles of Incorporation must be approved by the holders of not less than two-thirds of the outstanding shares of the Company. Because votes withheld and abstentions will be considered as present and entitled to vote at the Annual Meeting, they will have the same effect as votes “against” all three proposals.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of thirteen directorships, divided into three classes of four directors each and one recently appointed director at-large. Previously, the directors in each class served three year terms, with the term of office of one class expiring at each annual meeting of shareholders. However, at the 2006 annual meeting, the shareholders approved the recommendation of the Board of Directors to declassify the Board and provide for the implementation of the annual election of directors at the 2007 annual meeting of shareholders. Consequently, the Board of Directors, based on the recommendation of its Compensation, Nominating and Governance Committee, has nominated the current thirteen directors to serve for one year terms, expiring on the date of the 2008 Annual Meeting and until their successors are duly elected and qualified or until their earlier resignation, retirement, disqualification, removal from office or death.

In the absence of contrary instructions, all valid proxies will be voted for the election of each of the thirteen nominees whose names appear below. In the event that any nominee is unable to serve (which is not anticipated), the Board of Directors may:

•	designate a substitute nominee, in which case the persons designated as proxies will cast votes for the election of such substitute nominee;

•	allow the vacancy to remain open until a suitable candidate is located and nominated; or

•	adopt a resolution to decrease the authorized number of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES. ALL VALID PROXIES RECEIVED WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

Set forth below are the names of the nominees, their principal occupations, certain other directorships, their ages as of the date of this proxy statement and the year each of them first joined the Board. For information concerning the nominees who are “independent directors” of the Company within the meaning of the New York Stock Exchange’s corporate governance standards and concerning membership of the nominees on committees of the Board of Directors, see “Corporate Governance — Independent Directors” and “— Board Committees” below.

NOMINEES FOR DIRECTOR

Director
Name, Principal Occupation, Certain Other Directorships and Age	Since
Dr. Mary B. Bullock is President Emerita of Agnes Scott College in Atlanta, Georgia. Dr. Bullock retired in August of 2006 as President of Agnes Scott College, a position she held since 1995. Dr. Bullock is 62.	2002
Richard W. Courts, II is Chairman of the Board of Directors of Atlantic Investment Company, a position he has held since 1992, following his service as President from 1970 to 1992. Atlantic Investment Company is headquartered in Atlanta, Georgia and is engaged in the business of real estate and capital investments. Mr. Courts is also a director of Cousins Properties, Inc. Mr. Courts is 71.	1998

Director
Name, Principal Occupation, Certain Other Directorships and Age	Since
Jean Douville is the Chairman of the Board of Directors of our wholly-owned subsidiary, UAP Inc., having been a director since 1981 and Chairman since 1992. He served as President of UAP Inc. from 1981 through 2000 and as Chief Executive Officer from 1982 through 2000. UAP Inc. is a distributor of automotive replacement parts headquartered in Montreal, Quebec, Canada. Mr. Douville is Chairman of the Board of Banque Nationale du Canada and a director of Richelieu Hardware Ltd. Mr. Douville is 63.	1992
Thomas C. Gallagher has been President of the Company since 1990, Chief Executive Officer since August 2004 and Chairman of the Board since February 2005. Mr. Gallagher served as Chief Operating Officer of the Company from 1990 until August 2004. Mr. Gallagher served as a director of Oxford Industries, Inc. until January 8, 2007. Mr. Gallagher is 59.	1990
George C. “Jack” Guynn was appointed as a director of the Company by the Board of Directors on November 20, 2006. Mr. Guynn was identified as a potential director and recommended to the Board by the Compensation, Nominating and Governance Committee. Mr. Guynn retired in October 2006 as President and CEO of the Federal Reserve Bank of Atlanta, where he worked his entire career. Mr. Guynn is a director of Oxford Industries, Inc. Mr. Guynn is 64.	2006
John D. Johns is Chairman, President and Chief Executive Officer of Protective Life Corporation in Birmingham, Alabama and serves as a director of Protective Life and Annuity Insurance Company and Protective Life Insurance Company, two of Protective Life Corporation’s subsidiaries. Mr. Johns has served as President and Chief Executive Officer of Protective Life Corporation since January 2002 and became Chairman in January 2003. He served as President and Chief Operating Officer of Protective Life from August 1996 through December 2001, and from October 1993 through August 1996 he served as Executive Vice President and Chief Financial Officer. Mr. Johns is also a director of Alabama National BanCorporation and John H. Harland Company. Mr. Johns is 55.
2002
Michael M.E. Johns, M.D. has served since June 1996 as Executive Vice President for Health Affairs, Emory University; Chief Executive Officer of the Robert W. Woodruff Health Sciences Center; and Chairman of Emory Healthcare, Emory University. From 1990 to June 1996, Dr. Johns served as Dean of the School of Medicine, Johns Hopkins University. Dr. Johns is also a director of Johnson & Johnson. Dr. Johns is 65.	2000
J. Hicks Lanier has served as Chief Executive Officer and Chairman of the Board of Oxford Industries, Inc. since 1981 and as a director of Oxford Industries, Inc. since 1969. Mr. Lanier served as President of Oxford Industries, Inc. from 1977 to 2003. Oxford Industries, Inc. is an apparel manufacturer headquartered in Atlanta, Georgia. Mr. Lanier is also a director of Crawford & Company and SunTrust Banks, Inc. Mr. Lanier is 66.	1995
Wendy B. Needham was Managing Director, Global Automotive Research for Credit Suisse First Boston from August 2000 to June 2003, and a Principal, Automotive Research, for Donaldson, Lufkin and Jenrette from 1994 to 2000. Ms. Needham is also a director of Asahi Tec Corporation following its acquisition of Metaldyne Corporation, for whom Ms. Needham served as a director prior to the acquisition. Ms. Needham is 54.	2003
Jerry W. Nix has been the Vice Chairman of the Board of Directors since November 2005. He is Executive Vice President-Finance and Chief Financial Officer of the Company, a position he has held since 2000. Previously, Mr. Nix held the position of Senior Vice President-Finance from 1990 until February 2000. Mr. Nix is 61.	2005

Director
Name, Principal Occupation, Certain Other Directorships and Age	Since
Larry L. Prince is Chairman of the Executive Committee of the Board of Directors of the Company. Mr. Prince served as Chairman of the Board of the Company from 1990 through February 2005 and as Chief Executive Officer from 1989 through August 2004. He is also a director of Crawford & Company, Equifax Inc., John H. Harland Company and SunTrust Banks, Inc. Mr. Prince is 68.	1978
Gary W. Rollins has served as President and Chief Operating Officer since 1984 and Chief Executive Officer since 2001 of Rollins, Inc., a national provider of consumer services headquartered in Atlanta, Georgia. Mr. Rollins is a director of Rollins, Inc. and two of its related companies, RPC, Inc. and Marine Products Corporation. Mr. Rollins is 62.	2005
Lawrence G. Steiner retired in 2003 as Chairman of the Board and Chief Executive Officer of Ameripride Services Inc. Mr. Steiner became Chief Executive Officer of Ameripride Services Inc. in 2001 and served as President of Ameripride Services Inc. from 1979 through 2000. Mr. Steiner served as Chairman of the Board of Ameripride Services Inc. from 1992 until 2003. Mr. Steiner continues to serve as a director and consultant for Ameripride Services Inc. Ameripride Services Inc. is headquartered in Minneapolis, Minnesota and is engaged in the business of linen and garment rental. Mr. Steiner is 68.
1972

PROPOSAL 2
AMENDMENT OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
TO ELIMINATE SHAREHOLDER SUPERMAJORITY VOTE PROVISIONS

In its continuing review of corporate governance matters, the Board of Directors, after careful consideration and in accordance with the recommendation of the Compensation, Nominating and Governance Committee of the Board, has concluded that it is advisable and in the best interests of the Company and its shareholders to remove the shareholder supermajority vote provisions from the Company’s Amended and Restated Articles of Incorporation. Articles Six and Nine of our Amended and Restated Articles of Incorporation contain provisions for certain actions that would require approval of the holders of not less than two-thirds of the outstanding shares of the voting stock of the Company (“supermajority” voting provisions). These actions include:

•	In Article Six: Approving certain business combinations with greater-than-10% shareholders (“Related Persons”), unless (i) the transaction was approved by the Board prior to the date that such Related Person became a greater than 10% shareholder or after such date, if approved by at least two-thirds of all directors and at least two-thirds of the directors who are not affiliated with a Related Person and who were directors prior to the time the Related Person became a Related Person, or (ii) the shareholders receive a “fair price” (as defined in Article Six) and other procedural requirements are met;

•	In Article Nine: Removing the entire Board of Directors or any individual director for cause; and

•	Amending or repealing the provisions of either Article Six or Article Nine.

The Board’s proposal, if adopted, would reduce the shareholder approval thresholds from two-thirds to a majority of the Company’s outstanding shares, as more fully described below.

In reaching their decision, the Committee and the Board considered the benefits of the supermajority voting requirements that were intended to encourage potential acquirers to negotiate with the Board before attempting to buy a controlling interest in the Company and to make it more difficult for an acquirer who has bought such a controlling interest to take actions that might not be beneficial to all shareholders.

The Board continues to believe that these shareholder supermajority vote requirements encourage persons making unsolicited bids for the Company to negotiate with the Board and that they provide some protection against self-interested actions by one or a few large shareholders. Although these measures can be beneficial, the Board recognizes that the requirement of a supermajority vote can limit the ability of a majority of the shareholders at any particular time to effect change because a supermajority vote requirement essentially provides a veto to a large minority shareholder or group of shareholders. The Board also recognizes that a lower voting threshold can increase shareholders’ ability to participate effectively in corporate governance and that many shareholders now view supermajority provisions as inconsistent with principles of good corporate governance.

In recognition of this change in outlook and in support of providing our shareholders with the opportunity for meaningful participation, the Board of Directors has determined that the shareholder supermajority vote requirements should now be eliminated. The Board therefore recommends that the shareholders approve this proposal to eliminate the shareholder supermajority voting requirements in the Company’s Amended and Restated Articles of Incorporation. The applicable provisions of the Amended and Restated Articles of Incorporation and the proposed amendments are as follows:

The initial paragraph of Section 6.1 currently reads as follows:

6.1  Notwithstanding any other provisions of these Restated Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote and in addition to any affirmative vote required of the holders of any particular class or series of “Voting Stock” (as hereinafter defined) by law, these Restated Articles of Incorporation or any Preferred Stock Designation (as hereinafter defined), the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of Voting Stock of the Corporation, which shall include the affirmative vote of at least fifty percent (50%) of the outstanding shares of Voting Stock held by shareholders other than the “Related Person” (as hereinafter defined), shall be required for the approval or authorization of any Business Combination; provided, however, that the two-thirds (2/3) and fifty percent (50%) voting requirements shall not be required, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Restated Articles of Incorporation if: . . . .

If the proposal is approved, Section 6.1 would be amended to read as follows:

6.1  Notwithstanding any other provisions of these Restated Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote and in addition to any affirmative vote required of the holders of any particular class or series of “Voting Stock” (as hereinafter defined) by law, these Restated Articles of Incorporation or any Preferred Stock Designation (as hereinafter defined), the affirmative vote of the holders of a majority of the outstanding shares of Voting Stock of the Corporation, which shall include the affirmative vote of a majority of the outstanding shares of Voting Stock held by shareholders other than the “Related Person” (as hereinafter defined) that is a party to such Business Combination, shall be required for the approval or authorization of any Business Combination; provided, however, that the affirmative vote of a majority of the outstanding shares of Voting Stock held by shareholders other than such Related Person shall not be required, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Restated Articles of Incorporation if: . . . .

Section 6.3 currently reads as follows:

6.3  Notwithstanding any other provisions of these Restated Articles of Incorporation or the Bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series or Voting Stock required by law, these Restated Articles of Incorporation or any Preferred Stock Designation, the provisions set forth in this Article Six may not be repealed or amended in any respect unless such action is approved by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of the Voting Stock of the Corporation; provided, however, that if there is a Related Person on the record date for the meeting at which such action is submitted to the shareholders for their consideration, such two-thirds (2/3) vote must include the affirmative vote of at least fifty percent (50%) of the outstanding shares of Voting Stock held by shareholders other than the Related Person.

If the proposal is approved, Section 6.3 would read as follows:

6.3  Notwithstanding any other provisions of these Restated Articles of Incorporation or the Bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series or Voting Stock required by law, these Restated Articles of Incorporation or any Preferred Stock Designation, the provisions set forth in this Article Six may not be repealed or amended in any respect unless such action is approved by the affirmative vote of the holders of a majority of the outstanding shares of the Voting Stock of the Corporation; provided, however, that if there is a Related Person on the record date for the meeting at which such action is submitted to the shareholders for their consideration, such majority vote must include the affirmative vote of a majority of the outstanding shares of Voting Stock held by shareholders other than such Related Person.

Section 9.3 currently reads as follows:

9.3.  Removal.  The entire Board of Directors or any individual director may be removed from office only for cause and by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Voting Stock (as defined in Article Six), excluding from the number of shares deemed to be outstanding at the time of such vote and from such vote on the removal action, all outstanding shares of Voting Stock held by a Related Person (as defined in Article Six) on the record date for the meeting at which such action is submitted to the shareholders for their approval.

If the proposal is approved, Section 9.3 would read as follows:

9.3.  Removal.  The entire Board of Directors or any individual director may be removed from office only for cause and by the affirmative vote of the holders of a majority of the outstanding shares of Voting Stock (as defined in Article Six); provided, however, that if there is a Related Person (as defined in Article Six) on the record date for the meeting at which such action is submitted to the shareholders for their approval, such majority vote must include the affirmative vote of a majority of the outstanding shares of Voting Stock held by shareholders other than such Related Person.

Section 9.6 currently reads as follows:

9.6  Amendment or Repeal.  Notwithstanding any other provisions of these Restated Articles of Incorporation or the Bylaws of the Corporation or any provision of any law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series or Voting Stock required by law, these Restated Articles of Incorporation or any Preferred Stock Designation, the provisions set forth in this Article Nine may not be repealed or amended in any respect unless such action is approved by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of the Voting Stock of the Corporation, excluding shares held by a Related Person on the record date for the meeting at which such action is submitted to the shareholders for their consideration.

If the proposal is approved, Section 9.6 would read as follows:

9.6  Amendment or Repeal.  Notwithstanding any other provisions of these Restated Articles of Incorporation or the Bylaws of the Corporation or any provision of any law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series or Voting Stock required by law, these Restated Articles of Incorporation or any Preferred Stock Designation, the provisions set forth in this Article Nine may not be repealed or amended in any respect unless such action is approved by the affirmative vote of the holders of a majority of the outstanding shares of the Voting Stock of the Corporation; provided, however, that if there is a Related Person on the record date for the meeting at which such action is submitted to the shareholders for their consideration, such majority vote must include the affirmative vote of a majority of the Voting Stock held by shareholders other than such Related Person.

If this proposal is approved, it will be effective upon the filing of the Amended and Restated Articles of Incorporation with the Secretary of State of the State of Georgia promptly after the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO ELIMINATE THE SHAREHOLDER SUPERMAJORITY VOTE PROVISIONS. ALL VALID PROXIES RECEIVED WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

CORPORATE GOVERNANCE

Independent Directors

The Company’s Common Stock is listed on the New York Stock Exchange. The NYSE requires that a majority of the directors be “independent directors,” as defined in the NYSE corporate governance standards. Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that nine of the Company’s thirteen current directors have no other direct or indirect relationships with the Company and therefore are independent directors on the basis of the NYSE corporate governance standards and an analysis of all facts specific to each director. The independent directors are Mary B. Bullock, Richard W. Courts, II, George C. “Jack” Guynn, John D. Johns, Michael M. E. Johns, M.D., J. Hicks Lanier, Wendy B. Needham, Gary W. Rollins and Lawrence G. Steiner.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that give effect to the NYSE’s requirements related to corporate governance and various other corporate governance matters. On November 20, 2006, the Board of Directors amended the Company’s Corporate Governance Guidelines to include stock ownership provisions for non-employee directors and certain key executive officers and to require that directors tender an offer of resignation as a director in the event of a change of employment. The Company’s Corporate Governance Guidelines, as well as the charters of the Compensation, Nominating and Governance Committee and the Audit Committee, are available on the Company’s website at www.genpt.com and are available in print by contacting the Corporate Secretary by mail at Genuine Parts Company, 2999 Circle 75 Parkway, Atlanta, Georgia, or by telephone at (770) 953-1700.

Non-Management Director Meetings and Presiding Independent Director

Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-management directors meet separately from the other directors in regularly scheduled executive sessions at least annually and at such other times as may be scheduled by the Chairman of the Board or by the presiding independent director or as may be requested by any non-management director.

The independent directors serving on the Company’s Board of Directors have appointed J. Hicks Lanier to serve as the Board’s presiding independent director. During 2006, the independent directors held four meetings without management. Mr. Lanier presided over all of these meetings. Interested parties who wish to communicate with the presiding independent director or the non-management directors as a group should follow the procedures found under “Corporate Governance — Shareholder Communications.”

Director Nominating Process

Shareholders may recommend a director nominee by writing to the Corporate Secretary specifying the nominee’s name and the other required information set forth in the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.genpt.com. All recommendations should include the written consent of the nominee to be nominated for election to the Company’s Board of Directors. To be considered, recommendations must be received by the Company at least 120 calendar days prior to the date of the Company’s proxy statement for the prior year’s Annual Meeting of Shareholders and include all required information to be considered. In the case of the 2008 Annual Meeting of Shareholders, this deadline is November 3, 2007. All recommendations will be brought to the attention of the Compensation, Nominating and Governance Committee.

The Compensation, Nominating and Governance Committee annually reviews the appropriate experience, skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes among other relevant factors, in the context of the perceived needs of the Board at that time, issues of experience, reputation, judgment, diversity and skills.

The Company’s Board of Directors has established the following process for the identification and selection of candidates for director. The Compensation, Nominating and Governance Committee, in consultation with the Chairman of the Board, shall periodically examine the composition of the Board and determine whether the Board would better serve its purposes with the addition of one or more directors. If the Compensation, Nominating and Governance Committee determines that adding a new director is advisable, the Committee shall initiate the search, working with other directors, management and, if it deems appropriate or necessary, a search firm retained to assist in the search. The Compensation, Nominating and Governance Committee will consider all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates shall be presented to the Compensation, Nominating and Governance Committee, and the Committee shall evaluate the candidates based on the needs of the Board at that time and issues of experience, reputation, judgment, diversity and skills, as set forth in the Company’s Corporate Governance Guidelines. Potential candidates will be evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Compensation, Nominating and Governance Committee, another director, Company management, a search firm or another third party. The Compensation, Nominating and Governance Committee shall submit any recommended candidate(s) to the full Board of Directors for approval and recommendation to the shareholders.

Shareholder Communications

The Company’s Corporate Governance Guidelines provide for a process by which shareholders may communicate with the Board, a Board committee, the presiding independent director, the non-management directors as a group, or individual directors. Shareholders who wish to communicate with the Board, a Board committee or any such other individual director or directors may do so by sending written communications addressed to the Board of Directors, a Board committee or such individual director or directors, c/o Corporate Secretary, Genuine Parts Company, 2999 Circle 75 Parkway, Atlanta, Georgia 30339. This information is also contained on the Company’s website at www.genpt.com. All communications will be compiled by the Secretary of the Company and forwarded to the members of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication shall be forwarded to all members of the Board of Directors.

Annual Performance Evaluations

The Company’s Corporate Governance Guidelines provide that the Board of Directors shall conduct an annual evaluation to determine, among other matters, whether the Board and the Committees are functioning effectively. The Audit Committee and the Compensation, Nominating and Governance Committee are also required to each conduct an annual self-evaluation. The Compensation, Nominating and Governance Committee is responsible for overseeing this self-evaluation process. The Board, Audit Committee and Compensation, Nominating and Governance Committee each conducted an annual self-evaluation process during 2006.

Code of Conduct and Ethics

The Board of Directors has adopted a Code of Conduct and Ethics and a Code of Conduct and Ethics for Senior Financial Officers, both of which are available on the Company’s website at www.genpt.com. These Codes of Conduct and Ethics comply with NYSE and Securities and Exchange Commission (the “SEC”) requirements, including procedures for the confidential, anonymous submission by employees or others of any complaints or concerns about the Company or its accounting, internal accounting controls or auditing matters. The Company will also mail these materials to any shareholder who requests a copy. Requests may be made by contacting the Corporate Secretary as described above under “Corporate Governance Guidelines.”

Board Attendance

The Company’s Corporate Governance Guidelines provide that all directors are expected to attend all meetings of the Board and committees on which they serve and are also expected to attend the Annual Meeting of Shareholders. During 2006, the Board of Directors held four meetings. All of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of the Board on which they served. All of the Company’s directors were in attendance at the Company’s 2006 Annual Meeting.

Board Committees

The Board presently has three standing committees. Information regarding the functions of the Board’s committees, their present membership and the number of meetings held by each committee during 2006 is set forth below:

Executive Committee.  The Executive Committee is authorized, to the extent permitted by law, to act on behalf of the Board of Directors on all matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act. The current members of the Executive Committee are Larry L. Prince (Chairman), Richard W. Courts, II, Thomas C. Gallagher and J. Hicks Lanier. During 2006, this committee held five meetings.

Audit Committee.  The Audit Committee’s main role is to assist the Board of Directors with oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of the Company’s internal audit function and independent auditors. As part of its duties, the Audit Committee assists in the oversight of (a) management’s assessment of, and reporting on, the effectiveness of internal control over financial reporting, (b) the independent auditor’s integrated audit, which includes expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles and (c) the independent auditor’s audit of the Company’s internal control over financial reporting, which includes expressing an opinion on management’s assessment of the effectiveness of the internal control over financial reporting and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee oversees the Company’s accounting and financial reporting process and has the authority and responsibility for the appointment, retention and oversight of the Company’s independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors. The Audit Committee annually reviews and approves the firm to be engaged as independent auditors for the Company for the next fiscal year, reviews with the independent auditors the plan and results of the audit engagement, reviews the scope and results of the Company’s procedures for internal auditing and monitors the design and maintenance of the Company’s internal accounting controls. The Audit Committee Report appears on page 39 of this proxy statement. A current copy of the written charter of the Audit Committee is available on the Company’s website at www.genpt.com.

The current members of the Audit Committee are Lawrence G. Steiner (Chairman), Michael M.E. Johns, M.D., Wendy B. Needham, and Mary B. Bullock. All members of the Audit Committee are independent of the Company and management, as defined in Sections 303A.02 and 303A.06 of the New York Stock Exchange listing standards and SEC Rule 10A-3. The Board has determined that all members of the Audit Committee meet the financial literacy requirements of the NYSE corporate governance listing standards. During 2006, the Audit Committee held five meetings.

The Board of Directors has determined that Ms. Needham and Mr. Steiner meet the requirements adopted by the SEC for qualification as an “audit committee financial expert.” Ms. Needham was formerly Managing Director, Global Automotive Research for Credit Suisse First Boston from August 2000 to June 2003. Prior to that, Ms. Needham was a Principal, Automotive Research for Donaldson, Lufkin & Jenrette for six years. In both of these positions, Ms. Needham actively reviewed financial statements and prepared various financial analyses and evaluations of such financial statements and related business operations. Mr. Steiner retired in 2003 as Chairman and Chief Executive Officer of Ameripride Services Inc., having served as CEO since 2001 and Chairman since 1992. In such capacity, Mr. Steiner has experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions and other relevant experience.

Compensation, Nominating and Governance Committee.  The Compensation, Nominating and Governance Committee is responsible for (a) determining and evaluating the compensation of the Chief Executive Officer and other executive officers and key employees and approving and monitoring our executive compensation plans, policies, and programs; (b) identifying and evaluating potential nominees for election to the Board and recommending candidates for consideration by the Board and shareholders; and (c) developing and recommending to the Board a set of Corporate Governance Guidelines, as well as periodically reevaluating those Corporate Governance Guidelines and overseeing the evaluation of the Board of Directors and management. The Committee has and may exercise the authority of the Board of Directors as specified by the Board and to the extent permitted under the Georgia Business Corporation Code, and the Committee has the authority to delegate its duties and responsibilities to subcommittees as it deems necessary and advisable. A description of the Committee’s policy regarding director candidates nominated by shareholders appears in “Director Nominating Process” above.

The Committee independently retains a compensation consultant, Hewitt Associates, to assist the Committee in its deliberations regarding executive compensation. The mandate of the consultant is to serve the Company and work for the Committee in its review of executive compensation practices, including the competitiveness of pay levels, design issues, market trends, and technical considerations. Hewitt Associates has assisted the Committee with the development of competitive market data and a related assessment of the Company’s executive compensation levels, design of long-term incentive grants and reporting of executive compensation under the new proxy disclosure rules. Our Chairman, President and Chief Executive Officer, with input from our Senior Vice President — Human Resources and Hewitt Associates, recommends to the Committee base salary, target bonus levels, actual bonus payouts and long-term incentive grants for our senior executives. The Committee considers, discusses, modifies as appropriate, and takes action on such proposals.

The current members of the Compensation, Nominating and Governance Committee are J. Hicks Lanier (Chairman), John D. Johns, Richard W. Courts, II and Gary W. Rollins. All members of the Compensation, Nominating and Governance Committee are independent of the Company and management, as defined in Section 303A.02 of the NYSE listing standards. During 2006, the Compensation, Nominating and Governance Committee held four meetings. A current copy of the written charter of the Compensation, Nominating and Governance Committee is available on the Company’s website at www.genpt.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of February 16, 2007, as to all persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock of the Company.

		Shares
Title		Beneficially	Percent
of Class	Name and Address of Beneficial Owner	Owned	of Class

Common Stock, $1.00 par value	Dodge & Cox 555 California Street, 40th Floor San Francisco, CA 94104	18,950,181(1)	11.1%

(1)	This information is based upon information included in a Schedule 13G/A filed by Dodge & Cox on February 13, 2007. Dodge & Cox is a registered investment adviser. The reported shares are beneficially owned by clients of Dodge & Cox, which clients may include registered investment companies and/or employee benefit plans, pension funds, endowment funds or other institutional clients. Dodge & Cox shares voting power with regard to 222,000 of the shares shown.

SECURITY OWNERSHIP OF MANAGEMENT

Based on information provided to the Company, set forth in the table below is information regarding the beneficial ownership of Common Stock of the Company held by the Company’s directors, the named executive officers (as defined in “Executive Compensation” below) and all directors, nominees for director and executive officers of the Company as a group as of February 16, 2007:

Shares of Common
	Stock	Percentage of Common
Name	Beneficially Owned (1)	Stock Outstanding

Mary B. Bullock	6,890 (2)	*
R. Bruce Clayton	3,141,233 (3)	1.8%
Richard W. Courts, II	219,819 (4)	*
Jean Douville	24,673 (5)	*
Thomas C. Gallagher	780,813 (6)	*
George C. “Jack” Guynn	1,000	*
John D. Johns	11,352 (7)	*
Michael M. E. Johns, M.D.	16,857 (8)	*
J. Hicks Lanier	48,381 (9)	*
Wendy B. Needham	5,500 (10)	*
Jerry W. Nix	3,258,765 (11)	1.9%
Larry L. Prince	539,806 (12)	*
Gary W. Rollins	36,530 (13)	*
Larry R. Samuelson	125,625 (14)	*
Lawrence G. Steiner	20,370 (15)	*
Robert J. Susor	1,221,736 (16)	*
Directors, Nominees and Executive Officers as a Group (16 persons)	5,265,354 (17)	3.1%

*	Less than 1%.

(1)	Information relating to the beneficial ownership of Common Stock by directors, nominees for director and executive officers is based upon information furnished by each such individual using “beneficial ownership” concepts set forth in rules promulgated by the SEC. Except as indicated in other footnotes to this table, directors, nominees and executive officers possessed sole voting and investment power with respect to all shares set forth by their names. The table includes, in some instances, shares in which members of a director’s, nominee’s or executive officer’s immediate family or trusts or foundations established by them have a beneficial interest and as to which such shares the director, nominee or executive officer disclaims beneficial ownership.

(2)	Includes (i) 4,500 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement and (ii) 2,390 shares of Common Stock equivalents held in Ms. Bullock’s stock account under the Directors’ Deferred Compensation Plan. See “Compensation of Directors.”

(3)	Includes 29,470 shares subject to stock options exercisable currently or within 60 days after February 16, 2007. Also includes 2,016,932 shares held in trust for Company employees under the Company’s Pension Plan for which Mr. Clayton is one of four trustees and 1,088,532 shares held in a benefit fund for Company employees for which Mr. Clayton is one of four trustees. Mr. Clayton disclaims beneficial ownership as to all such shares held in both trusts. Does not include 4,000 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Clayton.

(4)	Includes (i) 3,000 shares subject to stock options exercisable currently or within 60 days after February 16, 2007, (ii) 4,500 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (iii) 8,744 shares of Common Stock equivalents held in Mr. Courts’ stock account under the Directors’ Deferred Compensation Plan. Also includes 225 shares owned by Mr. Courts’ wife, 1,350 shares held by a trust for which Mr. Courts is a trustee, 110,000 shares held by a charitable foundation of which Mr. Courts is the President and 92,000 shares held by certain charitable foundations for which Mr. Courts is a trustee and thereby has shared voting and investment power. Mr. Courts disclaims beneficial ownership as to the shares held by his wife and such trusts and foundations.

(5)	Includes (i) 20,000 shares subject to stock options exercisable currently or within 60 days after February 16, 2007 and (ii) 2,423 shares of Common Stock equivalents held in Mr. Douville’s stock account under the Directors’ Deferred Compensation Plan.

(6)	Includes (i) 544,348 shares subject to stock options exercisable currently or within 60 days after February 16, 2007, and (ii) 946 shares owned jointly by Mr. Gallagher and his wife. Does not include 29,100 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Gallagher.

(7)	Includes (i) 4,500 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, (ii) 4,799 shares of Common Stock equivalents held in Mr. Johns’ stock account under the Directors’ Deferred Compensation Plan and (iii) 2,053 shares owned by Mr. Johns’ wife, as to which such shares Mr. Johns disclaims beneficial ownership.

(8)	Includes (i) 3,000 shares subject to stock options exercisable currently or within 60 days after February 16, 2007, (ii) 4,500 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (iii) 8,477 shares of Common Stock equivalents held in Dr. Johns’ stock account under the Directors’ Deferred Compensation Plan.

(9)	Includes (i) 3,000 shares subject to stock options exercisable currently or within 60 days after February 16, 2007, (ii) 4,500 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (iii) 2,400 shares held by a trust for the benefit of Mr. Lanier as to which Mr. Lanier has sole voting power and the ability to veto investment decisions made by the trustee. Also includes 9,900 shares held in four trusts for the benefit of Mr. Lanier’s siblings for which Mr. Lanier has sole voting power and the ability to veto investment decisions made by the trustees, 2,250 shares owned by Oxford Industries Foundation as to which Mr. Lanier has shared voting and investment power, and 24,831 shares held by a charitable foundation for which Mr. Lanier is one of six trustees and thereby has sole voting and shared investment power. Mr. Lanier disclaims beneficial ownership as to the shares held in such trusts and foundations.

(10)	Includes (i) 4,500 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement and (ii) 1,000 shares held jointly by Ms. Needham and her husband.

(11)	Includes 100,315 shares subject to stock options exercisable currently or within 60 days after February 16, 2007. Also includes 2,016,932 shares held in trust for Company employees under the Company’s Pension Plan for which Mr. Nix is one of four trustees and 1,088,532 shares held in a benefit fund for Company employees of which Mr. Nix is one of four trustees. Mr. Nix disclaims beneficial ownership as to all such shares held in both trusts. Does not include 10,850 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Nix.

(12)	Includes (i) 1,500 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by means of retirement, (ii) 25,000 shares held by Mr. Prince’s wife and (iii) 171,125 shares held by a charitable foundation for which Mr. Prince is a trustee and thereby has shared voting and investment power for such shares. Mr. Prince disclaims beneficial ownership as to all such shares held by his wife and in trust. Does not include 35,000 restricted stock units that each represent a right to receive one share of Common Stock on December 31, 2008, subject to earlier settlement in certain events outside the control of Mr. Prince.

(13)	Includes (i) 1,500 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, (ii) 500 shares held by Mr. Rollins’ wife and (iii) 34,030 shares held in a charitable foundation for which Mr. Rollins is a trustee and thereby has shared voting and investment power. Mr. Rollins disclaims beneficial ownership as to all such shares held by his wife and in trust.

(14)	Includes 105,426 shares subject to stock options exercisable currently or within 60 days after February 16, 2007. Does not include 9,750 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Samuelson.

(15)	Includes (i) 3,000 shares subject to stock options exercisable currently or within 60 days after February 16, 2007, (ii) 4,500 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (iii) 2,407 shares held in trust for the benefit of Mr. Steiner, for which Mr. Steiner has sole voting and investment power. Also includes 4,463 shares owned by Mr. Steiner’s wife as to which such shares Mr. Steiner disclaims beneficial ownership.

(16)	Includes (i) 93,565 shares subject to stock options exercisable currently or within 60 days after February 16, 2007 and (ii) 688 shares owned jointly by Mr. Susor and his wife. Also includes 1,088,532 shares held in a benefit fund for Company employees of which Mr. Susor is one of four trustees. Mr. Susor disclaims beneficial ownership as to all such shares held in trust. Does not include 9,300 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Susor. Mr. Susor has pledged 7,500 shares of common stock to secure payment on a personal note.

(17)	Includes (i) 873,124 shares or rights issuable to certain executive officers and directors upon the exercise of options or restricted stock units that are exercisable currently or within 60 days after February 16, 2007; (ii) 2,016,932 shares held in trust for Company’s employees under the Company’s Pension Plan; (iii) 1,088,532 shares held in a benefit fund for Company employees; and (iv) 26,833 shares held as Common Stock equivalents in directors’ stock accounts under the Directors’ Deferred Compensation Plan.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we will give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Later in this proxy statement under the heading “Additional Information Regarding Executive Compensation” you will find a series of tables containing specific information about the compensation earned or paid in 2006 to the following individuals, whom we refer to as our named executive officers:

•	Thomas C. Gallagher, Chairman, President and Chief Executive Officer

•	Jerry W. Nix, Vice Chairman and Chief Financial Officer

•	Larry R. Samuelson, President — U.S. Automotive Parts Group

•	Robert J. Susor, Executive Vice President

•	R. Bruce Clayton, Senior Vice President — Human Resources

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Compensation Philosophy and Objectives

Our overall goal in compensating executive officers is to attract, retain and motivate key executives of superior ability who are critical to our future success. We believe that both short-term and long-term incentive compensation paid to executive officers should be directly aligned with our performance, and that compensation should be structured to ensure that a significant portion of executives’ compensation opportunities is directly related to achievement of financial and operational goals and other factors that impact shareholder value.

Our compensation decisions with respect to executive officer salaries, annual incentives, and long-term incentive compensation opportunities are influenced by (a) the executive’s level of responsibility and function within the Company, (b) the overall performance and profitability of the Company, and (c) our assessment of the competitive marketplace, including other peer companies. Our philosophy is to focus on total direct compensation opportunities through a mix of base salary, annual cash bonus, and long-term incentives, including stock-based awards.

We also believe that the best way to directly align the interests of our executives with the interests of our shareholders is to make sure that our executives acquire and retain a significant level of stock ownership throughout their tenure with us. Our compensation program pursues this objective in two ways: through our equity-based long-term incentive awards and our stock ownership guidelines for our senior executives, as described in more detail below.

Overview of Executive Compensation Components

The Company’s executive compensation program consists of several compensation elements, as illustrated in the table below.

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element

Base Salary	Core competence in the executive role relative to skills, experience and contributions to the Company	Provide fixed compensation based on competitive market practice

Annual Cash Incentive	Contributions toward the Company’s achievement of specified pre-tax profit	• Provides focus on meeting annual goals that lead to our long-term success
• Provides annual performance-based cash incentive compensation
• Motivates achievement of critical annual performance metrics

Long-Term Incentives	Stock Appreciation Rights (SARs):
• Sustained stock price appreciation, thereby aligning executives’ interests with those of shareholders
• Continued employment with the Company during a 3-year vesting period
Performance Restricted Stock Units (PRSUs):
• Sustained pre-tax profitability
• Focus on our stock price performance
• Continued employment with the Company during a four year vesting period (five years including the performance year)

The combination of SARs and PRSUs provides a blended focus on
• Stock price performance
• Pre-tax profitability
• Executive ownership of our stock
• Retention in a challenging business environment and competitive labor market
Retirement Benefits	• Our executive officers are eligible to participate in employee benefit plans available to our eligible employees, including both tax-qualified and nonqualified retirement plans.

• The Tax Deferred Savings Plan is a nonqualified voluntary deferral program that allows the named executive officers to defer a portion of their annual bonus. Deferred amounts and earnings are unfunded.

• Provides a tax-deferred retirement savings alternative for amounts exceeding IRS limitations on qualified programs. The Tax Deferred Savings Plan is described in more detail on page 28 of this proxy statement.

• The Supplemental Retirement Plan (SRP) is a nonqualified, noncontributory and unfunded “restoration” program. The SRP applies only to persons whose annual earnings are expected to be equal to or greater than the IRS Code limitations, and is intended to make those employees “whole” on amounts the executive would have been entitled to receive under the regular pension plan had that plan not been limited by the IRS Code.

• The SRP makes total retirement benefits for the named executive officers commensurate with those available to our other employees as a percentage of pay. The SRP is described in more detail on page 27 of this proxy statement.

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Welfare Benefits	• Executives participate in employee benefit plans generally available to our employees, including medical, health, life insurance and disability plans.	These benefits are part of our broad-based total compensation program
• Continuation of welfare benefits may occur as part of severance upon certain terminations of employment.
Additional Benefits and Perquisites	• CEO only: Board-mandated requirement that the corporate aircraft be used for personal travel. • CEO only: Selected club memberships	The Board requires that our CEO use the corporate aircraft for personal travel to accommodate security, availability and efficiency concerns.
Club memberships facilitate the CEO’s role as a Company representative in the community.
Change in Control and Termination Benefits	We have change in control agreements with certain officers, including our named executive officers. The agreements provide severance benefits if an officer’s employment is terminated within two years after a change in control.
Change in control arrangements are designed to retain executives and provide continuity of management in the event of an actual or threatened change in control. The change in control agreements are described in more detail on page 28 of this proxy statement.

The use of these programs enables us to reinforce our pay for performance philosophy, as well as strengthen our ability to attract and retain highly qualified executives. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value, and encourages executive recruitment and retention.

Determination of Appropriate Pay Levels

Pay Philosophy and Competitive Standing

In general, we seek to provide competitive pay by targeting the 50th percentile relative to a peer group for total direct compensation opportunities, including salary, target annual bonus, and long-term incentives. To achieve the 50th percentile positioning for the annual cash compensation component, we provide somewhat conservative base salaries and higher-than-average target bonus opportunities, to focus less on fixed pay and more on performance-based opportunities. Targeted annual cash bonus opportunities are based on our budgeted annual pre-tax profit goals, and may fluctuate from year-to-year.

With the assistance of an independent compensation consultant, Hewitt Associates, we collect and analyze competitive market data every year. Data sources include public company proxy statements, published compensation surveys, and a private total compensation database maintained by Hewitt Associates. We compare compensation paid to our named executive officers with compensation paid to executive officers in comparable positions at similar companies (our “Comparison Group”). The Comparison Group includes companies from three industry segments in which we compete: automotive parts, industrial parts and office products. The study group includes companies that make up the Dow Jones Auto Parts and Equipment Index (with respect to the automotive parts segment), Applied Industrial Technologies, Inc. and Kaman Corporation (with respect to the industrial parts segment), and United Stationers Inc. (with respect to the office products segment). Competitive data is adjusted using regression analysis to account for our specific revenue scope to allow for more accurate comparisons to be made. In addition, Hewitt also provides us with competitive pay information for a separate reference group of companies consisting of both local and industry competitors (either at the corporate or subsidiary level). This information is used to determine our competitive position among similar companies in the marketplace, and to assist us in setting our targeted pay at the desired range relative to our peers.

2006 Base Salary

Our base salary levels reflect a combination of factors, including competitive pay levels relative to peer groups discussed above, the executive’s experience and tenure, our overall annual budget for both merit increases and pre-tax profit, the executive’s individual performance, and changes in responsibility. We review salary levels annually to recognize these factors. We do not target base salary at any particular percent of total compensation.

As noted above, our compensation philosophy targets base salaries that are somewhat below market for comparable positions. The base salaries of our named executive officers compared to competitive benchmarking reflect our conservative philosophy. Base salary increases are consistent with marketplace data and practice, and consistent with pay increase budgets provided to our subsidiaries for 2006. Base pay increases granted to Messrs. Samuelson, Susor and Clayton for 2006 ranged from 4.0 to 5.1 percent and were established after considering job performance, internal pay alignment and equity, and marketplace competitiveness. Mr. Gallagher’s base pay for 2006 was increased by 6.7% after taking into account the above factors plus the fact that his base salary in 2005 was considerably below base salaries paid to peers at similar size companies. Mr. Nix’s base pay for 2006 was increased 22.7% after taking into account the above factors and to recognize his election to the Board and being named Vice Chairman.

2006 Annual Incentive Plan

Our Annual Incentive Plan (the “Annual Incentive Plan”) provides our executive officers with an opportunity to earn annual cash bonuses based on our achievement of certain pre-established performance goals. As in setting base salaries, we consider a combination of factors in establishing the annual target bonus opportunities for our named executive officers. Budgeted pre-tax profit is a primary factor, as target bonus opportunities are adjusted annually when we set our pre-tax profit goals for the year. We do not target annual bonus opportunities at any particular percentage of total compensation.

As mentioned above, we set higher than average target bonus opportunities so that, when combined with conservative salary levels, the targeted annual cash compensation of our executive officers is near the 50th percentile relative to our peer group based on competitive benchmarking by Hewitt Associates. Actual cash compensation levels may exceed the 50th percentile to the extent actual performance exceeds our annual performance goals.

For Messrs. Gallagher, Nix, Susor and Clayton, we set annual bonus opportunities for 2006 based on achievement of performance goals relating to pre-tax profits of the Company, which we believe has a strong correlation with shareholder value. The profit goals for the Company are determined by aggregating profit goals for the Company’s subsidiaries, which are each set based upon prior year performance by store, branch, or distribution center; the overall economic outlook of the region served by a particular store, branch, or distribution center; and specific market conditions. We set the profit goals for 2006 bonus opportunities at levels that are intended to reflect improvements in performance over the prior fiscal year and better than average growth within our competitive industry.

Mr. Samuelson’s annual bonus opportunity for 2006 was based on profit, sales, and inventory turnover goals relating to our Automotive Parts Group (APG) and UAP Inc. (UAP), weighted 50% for profit, 30% for sales, and 20% for inventory turnover. While our other named executive officers have duties and responsibilities relating to the overall company, Mr. Samuelson’s efforts are more focused as President of APG and Vice Chairman and Chief Executive Officer of UAP, and therefore we believe it is appropriate to base his bonus opportunities on performance goals relating to the results of APG and UAP.

Once performance goals have been set and approved, the Compensation, Nominating and Governance Committee then sets a range of bonus opportunities for each named executive officer based on achievement of such goals. Target bonus opportunities for 2006 were set as a percentage of each named executive officer’s base salary, as follows: Mr. Gallagher, 154%; Mr. Nix, 104%; Mr. Samuelson, 110%; Mr. Susor, 90%; and Mr. Clayton, 63%.

Actual bonus amounts for 2006 were determined based on relative achievement of the performance goals. Messrs. Gallagher, Nix, Susor and Clayton were eligible to earn from 40% of their target bonus amount (if the Company achieved 85% of its pre-tax profits goal) to 150% of their target bonus amount (if the Company achieved

110% of its pre-tax profits goal). No bonus is earned if performance falls below 85% of the pre-tax profit goal. For Mr. Samuelson, the performance range varies based on the performance measure. The performance range for APG and UAP profit vs. quota was 85% to 120%, the range for APG and UAP sales vs. quota was 90% to 105%, and the range for APG and UAP inventory turnover vs. quota was 85% to 114%. The corresponding bonus opportunity as a percentage of target ranged from 15% to 150% for each performance measure, depending on the achievement level. No bonus is earned if performance falls below the minimum requirement for any performance measure.

The bonus formulas under the Annual Incentive Plan are applied strictly. The Committee does not exercise discretion with regard to bonus payments for the named executive officers (although it could exercise discretion to reduce the actual bonus amounts).

For 2006, the Company’s pre-tax profit was above the target level set for executive officer incentive bonuses, resulting in bonus payments equal to 106.2% of the target bonus opportunity for Messrs. Gallagher, Nix, Susor and Clayton. APG and UAP achieved profit, sales and inventory turnover results below the target levels set for Mr. Samuelson’s incentive bonus, resulting in a bonus payment equal to 75.4% of Mr. Samuelson’s target bonus opportunity.

For additional information about the Annual Incentive Plan, please refer to the “Grants of Plan-Based Awards” table, which shows the threshold, target and maximum bonus amounts payable under the plan for 2006, and the Summary Compensation Table, which shows the actual amount of bonuses paid under the plan to our named executive officers for 2006.

2006 Long-Term Incentives

During 2006, the Compensation, Nominating and Governance Committee approved long-term equity-based incentive compensation to our executive officers in the form of Stock Appreciation Rights (“SARs”) and Performance Restricted Stock Units (“PRSUs”). We believe these grants are effective for aligning executive performance and achievement with shareholder interests.

•	SARs: Each SAR represents the right to receive upon exercise an amount, payable in shares of common stock, equal to the excess, if any, of the fair market value of our common stock over the base value of the grant. The SARs were granted with a base value equal to the closing stock price on the date the Committee approved the award. The SARs vest in equal annual installments on the first three anniversaries following the grant date and have a ten-year exercise period.

•	PRSUs: The PRSUs represent the right to earn and receive a number of shares of our common stock in the future, based on the level of the Company’s 2006 pre-tax profit performance. If the Company achieves 100% or greater of its 2006 pre-tax profit goal, 100% of the PRSUs will be earned. If the Company achieves at least 95% of its 2006 pre-tax profit goal, 50% of the PRSUs will be earned. If the Company achieves less than 95% of its 2006 pre-tax profit goal, then no PRSUs will be earned. To the extent the PRSUs are earned, they are subject to a mandatory four-year vesting schedule (e.g., for PRSUs granted in 2006, shares of restricted stock will be earned in 2007 based on 2006 performance and will vest on December 31, 2010). Dividends declared after the restricted shares are earned are accrued and converted into additional shares of stock at the end of the vesting period.

In general, the number of SARs and PRSUs awarded to our named executive officers is determined by targeting a value that is below the median value of long-term incentive compensation provided by our Comparison Group, based on competitive market data provided by Hewitt Associates. Adjustments may be made to reflect job performance and internal pay equity. Determining long-term incentive awards in this manner assists us in achieving our target total compensation objectives and is consistent with our total compensation philosophy.

Grants in 2006 to our named executive officers were determined by considering the following factors:

•	Competitive market data, defined by the competitive award levels summarized in Hewitt’s annual executive compensation study;

•	The officer’s responsibility level;

•	The officer’s specific function within the overall organizational structure;

•	The Company’s profitability, including the impact of FAS 123R accounting on the cost of the programs; and

•	The number and amount of awards currently held by the executive officer (we continue to review this as part of our administration of stock ownership guidelines discussed below).

For 2006, the Committee targeted a long-term incentive mix of 60% SAR value and 40% PRSU value. This approach is in line with the market practice of using more than one type of award to provide long-term incentives. The main objectives of the programs are to:

•	Provide pay-for-performance opportunities and reinforce a high performance culture;

•	Align interests of our executives with our shareholders;

•	Establish goals and standards that motivate our executive officers to enhance shareholder value; and

•	Be simple, straightforward, and transparent.

The number of SARs and PRSUs granted to our named executive officers in 2006 was the same as the number of awards granted in 2005, with the exception of Mr. Nix who received an increased number of awards in recognition of his promotion. The Committee engages Hewitt Associates annually to review competitive long-term incentive grant levels, and we intend to continue to closely monitor our competitive position, program alternatives, and the financial implications to the Company. Please refer to the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables and the related footnotes for additional information about long-term stock awards.

Factors Considered in Decisions to Increase or Decrease Compensation Materially

Market data, individual performance, retention needs and internal pay equity have been the primary factors considered in decisions to adjust compensation materially. We do not target any particular weight for base salary, annual bonus and long-term incentive as a percent of total direct compensation. We tend to follow market practice in allocating between the various forms of compensation, but with greater emphasis on performance-based incentive bonus opportunities. We use an approximate 60/40 mix with regard to SAR and PRSU grant value, to balance retention and performance.

Timing of Compensation

Base salary adjustments, annual incentive plan payments, and SAR/PRSU grants were made at the March 27, 2006 meeting of the Compensation, Nominating and Governance Committee. We do not coordinate the timing of equity award grants with the release of material non-public information. The exercise price for SARs is established at the fair market value of the closing price of our stock on the date the Committee approves the grant.

Stock Ownership Requirements

We have adopted stock ownership guidelines for the named executive officers identified above and for other key executives designated by the Compensation, Nominating and Governance Committee. The ownership guidelines are reviewed at least annually by the Compensation, Nominating and Governance Committee, which also has the authority to evaluate whether exceptions should be made for any executive on whom the guidelines would impose a financial hardship. The current guidelines as determined by the Committee include: (i) CEO — ownership equal to seven times prior year’s salary; and (ii) other covered executives — ownership equal to one to three times prior year’s salary.

The covered executives have a period of five years in which to satisfy the guidelines, either from the date of adoption of the policy in November 2006, or the date of appointment to a qualifying position, whichever is later. Shares counted toward this requirement will be based on shares beneficially owned by such executive (as beneficial ownership is defined by the SEC’s rules and regulations) including PRSUs, but excluding unexercised options and measured against the average year-end stock price for the preceding three fiscal years. The guidelines also call for the covered executive to retain 50% of the net shares obtained through the exercise of options or when a restricted stock award vests for at least six months. The covered executives are encouraged to retain stock ownership per the guidelines for a period of six months following the date of retirement.

Impact of Accounting and Tax Treatments of Compensation

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit/value to the executive.

With regard to Code Section 162(m), it is the Committee’s intent to maximize deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. The Annual Incentive Plan has been approved by shareholders and is designed to qualify as “performance-based” to be fully deductible by the Company. The 2006 Long-Term Incentive Plan is approved by shareholders and permits the award of stock options, SARs and other performance-based equity awards that are fully deductible under Code Section 162(m).

With the adoption of FAS 123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of equity compensation in the future.

Role of Executive Officers in Determining Compensation

Our Chairman, President and Chief Executive Officer, with input from our Senior Vice President — Human Resources, recommends to the Committee base salary, target bonus levels, actual bonus payouts and long-term incentive grants for our senior officer group (other than himself). Mr. Gallagher makes these recommendations to the Committee based on data and analysis provided by our independent compensation consultant and qualitative judgments regarding individual performance. Mr. Gallagher is not involved with any aspect of determining his own pay.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

2006 Summary Compensation Table

						Change in
						Pension
						Value and
						Non-
					Non-	Qualified
					Equity	Deferred
					Incentive	Compensa-
			Stock	Option	Plan	tion	All Other
Name and Principal		Salary	Awards	Awards	Compensa-	Earnings	Compensa-	Total
Position	Year	($)	($)(1)	($)(1)	tion ($)(2)	($)(3)	tion ($)(4)	($)
Thomas C. Gallagher	2006	800,000	233,605	594,904	1,308,661	783,980	116,198	3,837,348
Chairman, President, and Chief Executive Officer

Jerry W. Nix	2006	460,000	85,422	230,599	509,868	396,436	2,640	1,684,965
Vice Chairman and Chief Financial Officer

Larry R. Samuelson	2006	415,000	93,857	246,802	343,445	343,630	2,640	1,445,374
President — U.S. Automotive Parts Group

Robert J. Susor	2006	390,000	74,604	199,941	371,779	364,347	2,640	1,403,311
Executive Vice President

R. Bruce Clayton	2006	286,000	32,125	69,551	190,138	154,213	2,640	734,667
Senior Vice President — Human Resources

(1)	Represents the proportionate amount of the total fair value of stock and option awards recognized by the Company as an expense in 2006 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (FAS 123R). The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards table beginning on page 22 of this Proxy Statement, as well as awards granted in 2004 and 2005 for which we continued to recognize expense in 2006. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

(2)	Reflects the value of cash incentive bonuses earned under our Annual Incentive Plan.

(3)	Reflects the increase during 2006 in actuarial present values of each executive officer’s accumulated benefits under our Pension Plan and our Supplemental Retirement Plan, and with respect to Mr. Gallagher, our Original Deferred Compensation Plan.

(4)	Amounts reflected in this column include 401(k) matching contributions in the amount of $2,640 for each named executive officer. The amount shown for Mr. Gallagher also includes his personal use of company aircraft ($74,114), club membership dues ($8,102) and tax gross-ups on his personal aircraft use ($31,342). The incremental cost to the Company of the personal use of company aircraft is calculated based on the average variable operating costs to the Company. Variable operating costs include fuel costs, mileage, maintenance, crew travel expenses, catering and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Company aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use to derive the incremental cost. The fixed costs that do not change based on usage, such as pilot salaries, the lease costs of the company aircraft, hangar expense for the home hangar, and general taxes and insurance are excluded from the incremental cost calculation. The Board of Directors mandates that the Company’s Chief Executive Officer use corporate aircraft for personal travel to accommodate security, availability and efficiency concerns.

2006 Grants of Plan-Based Awards

								All Other
								Option		Grant
		Estimated Future Payouts			Estimated Future Payouts			Awards:	Exercise	Date Fair
		Under Non-Equity Incentive			Under Equity Incentive			Number of	or Base	Value of
		Plan Awards (1)			Plan Awards (2)			Securities	Price of	Stock and
								Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($/Sh)	($)(4)
Thomas C. Gallagher		492,800	1,232,000	1,848,000
	3/27/2006				5,000	10,000	10,000			442,000
	3/27/2006							78,000	44.20	781,459

Jerry W. Nix		192,000	480,000	720,000
	3/27/2006				2,325	4,650	4,650			205,530
	3/27/2006							36,000	44.20	360,673

Larry R. Samuelson		68,250	455,000	682,500
	3/27/2006				1,950	3,900	3,900			172,380
	3/27/2006							30,000	44.20	300,561

Robert J. Susor		140,000	350,000	525,000
	3/27/2006				1,550	3,100	3,100			137,020
	3/27/2006							24,000	44.20	240,449

R. Bruce Clayton		71,600	179,000	268,500
	3/27/2006				700	1,400	1,400			61,880
	3/27/2006							9,000	44.20	90,168

(1)	Represents threshold, target and maximum payout levels under the Annual Incentive Plan for 2006 performance. The actual amount of incentive bonus earned by each named executive officer in 2006 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the Annual Incentive Plan is included in the Compensation Discussion and Analysis beginning on page 14.

(2)	Represents threshold, target and maximum number of performance-based restricted stock units (“PRSUs”) to be earned on December 31, 2006 based on the Company’s achievement of pre-tax profit goals. If the Company achieves 100% or greater of its 2006 pre-tax profit goal, 100% of the PRSUs will be earned. If the Company achieves at least 95% of its 2006 pre-tax profit goal, 50% of the PRSUs will be earned. If the Company achieves less than 95% of its 2006 pre-tax profit goal, then no PRSUs will be earned. Each earned PRSU represents a contingent right to receive one share of Company Common Stock in the future. Earned PRSUs will vest and be settled in shares of Common Stock on December 31, 2010 (or earlier upon a change in control of the Company) provided the executive is still employed by the Company, subject to earlier vesting in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. Dividends paid on the Company’s Common Stock after the PRSUs are earned will accrue with respect to the PRSUs and will convert into additional shares of stock at the end of the vesting period. Additional information regarding the PRSUs and the Company’s long-term incentive program is included in the Compensation Discussion and Analysis beginning on page 14.

(3)	Each stock appreciation right (“SAR”) represents the right to receive from the Company upon exercise an amount, payable in shares of Common Stock, equal to the excess, if any, of the fair market value of one share of Common Stock on the date of exercise over the base value per share. The SARs were granted with a base value equal to the fair market value of the Company’s Common Stock on the date of grant. The SARs vest in equal annual installments on each of the first three anniversaries of the grant date, subject to accelerated vesting upon a termination of employment due to death, disability or retirement more than one year after the date of grant of the SAR or upon a change in control of the Company. The SARs will expire on March 27, 2016 or earlier upon termination of employment. Additional information regarding the SARs and the Company’s long-term incentive program is included in the Compensation Discussion and Analysis beginning on page 14.

(4)	Represents the grant date fair value of the award determined in accordance with FAS 123R. Grant date fair value for the PRSUs is based on the grant date fair value of the underlying shares. Grant date fair value for SARs is based on the Black-Scholes option pricing model for use in valuing executive stock options. The actual value, if any, that a named executive officer may realize upon exercise of SARs will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

2006 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
								Market
								Value of
	Number of	Number of				Number of		Shares or
	Securities	Securities				Shares or		Units of
	Underlying	Underlying		Option		Units of		Stock That
	Unexercised	Unexercised		Exercise	Option	Stock That		Have Not
	Options (#)	Options (#)		Price	Expiration	Have Not		Vested ($)
Name	Exercisable	Unexercisable		($)	Date	Vested (#)		(11)
Thomas C. Gallagher	—	78,000	(1)	44.20	3/27/2016
						10,000	(7)	474,300
	26,000	52,000	(2)	43.93	3/14/2015
						10,000	(8)	474,300
	46,000	23,000	(3)	36.58	4/19/2014
						9,100	(9)	431,613
	150,000	—		32.04	8/19/2012
	90,000	—		21.375	6/20/2010
	106,475	—		32.4375	4/19/2009
	—	9,246	(4)	32.4375	4/19/2009
	70,791	—		34.6875	6/26/2007
						7,500	(10)	355,725
Jerry W. Nix	—	36,000	(1)	44.20	3/27/2016
						4,650	(7)	220,550
	8,000	16,000	(2)	43.93	3/14/2015
						3,100	(8)	147,033
	16,000	8,000	(3)	36.58	4/19/2014
						3,100	(9)	147,033
	42,750	—		32.04	8/19/2012
	—	11,862	(5)	21.4063	6/20/2010
	10,450	4,550	(6)	32.0938	4/19/2009
	20,000	—		34.6875	6/26/2007

Larry R. Samuelson	—	30,000	(1)	44.20	3/27/2016
						2,198	(7)	104,251

	Option Awards					Stock Awards
								Market
								Value of
	Number of	Number of				Number of		Shares or
	Securities	Securities				Shares or		Units of
	Underlying	Underlying		Option		Units of		Stock That
	Unexercised	Unexercised		Exercise	Option	Stock That		Have Not
	Options (#)	Options (#)		Price	Expiration	Have Not		Vested ($)
Name	Exercisable	Unexercisable		($)	Date	Vested (#)		(11)
	10,000	20,000	(2)	43.93	3/14/2015
						3,900	(8)	184,977
	20,000	10,000	(3)	36.58	4/19/2014
						3,900	(9)	184,977
	40,000	—		32.04	8/19/2012
	—	13,172	(5)	21.375	6/20/2010
	12,311	3,689	(6)	32.0938	4/19/2009

Robert J. Susor	—	24,000	(1)	44.20	3/27/2016
						3,100	(7)	147,033
	8,000	16,000	(2)	43.93	3/14/2015
						3,100	(8)	147,033
	16,000	8,000	(3)	36.58	4/19/2014
						3,100	(9)	147,033
	35,000	—		32.04	8/19/2012
	—	11,862	(5)	21.4063	6/20/2010
	15,450	4,550	(6)	32.0938	4/19/2009
	20,000	—		34.6875	6/26/2007

R. Bruce Clayton	—	9,000	(1)	44.20	3/27/2016
						1,400	(7)	66,402
	3,000	6,000	(2)	43.93	3/14/2015
						1,400	(8)	66,402
	6,000	3,000	(3)	36.58	4/19/2014
						1,200	(9)	56,916
	20,000	—		32.04	8/19/2012

(1)	The SARs were granted on March 27, 2006 and vest in one-third increments on each of the first three anniversaries of the grant date.

(2)	The SARs were granted on March 14, 2005 and vest in one-third increments on each of the first three anniversaries of the grant date.

(3)	The SARs were granted on April 19, 2004 and vest in one-third increments on each of the first three anniversaries of the grant date.

(4)	The stock options were granted on April 19, 1999 and vest in one-third increments on each of January 1, 2007, January 1, 2008, and January 1, 2009.

(5)	The stock options were granted on June 20, 2000. For Messrs. Nix and Susor, the options vest with respect to 2,520 shares on January 1, 2008 and 4,671 shares on each of January 1, 2009 and January 1, 2010. For Mr. Samuelson, the options vest with respect to 3,816 shares on January 1, 2008 and 4,678 shares on each of January 1, 2009 and January 1, 2010.

(6)	The stock options were granted on April 19, 1999. For Messrs. Nix and Susor, the options vest with respect to 3,115 shares on January 1, 2007 and 1,435 shares on January 1, 2008. For Mr. Samuelson, the options vest with respect to 3,115 shares on January 1, 2007 and 574 shares on January 1, 2008.

(7)	The PRSUs were granted on March 27, 2006 and vest on December 31, 2010, or earlier upon a change in control of the Company or in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability.

(8)	The PRSUs were granted on March 14, 2005 and vest on December 31, 2009, or earlier upon a change in control of the Company or in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability.

(9)	The PRSUs were granted on April 19, 2004 and vest on December 31, 2008, or earlier upon a change in control of the Company or in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability.

(10)	Shares of restricted stock were granted on February 25, 1999 and will vest on February 25, 2009, or earlier upon a change in control of the Company or in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability.

(11)	Reflects the value as calculated based on the closing price of the Company’s Common Stock on December 29, 2006 of $47.43 per share.

2006 OPTION EXERCISES AND STOCK VESTED

	Option Awards
	Number of Shares
	Acquired	Value Realized on
Name	on Exercise (#)	Exercise ($)(1)
Thomas C. Gallagher	5,000	49,163
	3,082	37,238
	49,209	630,736

Jerry W. Nix	2,250	21,488

Larry R. Samuelson	4,000	47,125
	20,000	181,850

Robert J. Susor	—	—

R. Bruce Clayton	—	—

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

2006 Pension Benefits

		Number of	Present Value
		Years	of
		Credited	Accumulated	Payments During
Name	Plan Name	Service (#)	Benefit ($)	Last Fiscal Year ($)
Thomas C. Gallagher	Pension Plan	36.50	649,721	—
	Supplemental Retirement Plan	36.50	4,166,902	—
	Original Deferred Compensation Plan	28.00	286,977	—

Jerry W. Nix	Pension Plan	28.33	645,630	—
	Supplemental Retirement Plan	28.33	1,409,920	—

Larry R. Samuelson	Pension Plan	32.25	641,012	—
	Supplemental Retirement Plan	32.25	1,603,643	—

Robert J. Susor	Pension Plan	38.67	746,397	—
	Supplemental Retirement Plan	38.67	1,372,879	—

R. Bruce Clayton	Pension Plan	10.75	361,352	—
	Supplemental Retirement Plan	10.75	293,593	—

The Pension Benefits table provides information regarding the number of years of credited service, the present value of accumulated benefits, and any payments made during the last fiscal year with respect to The Genuine Parts Company Pension Plan (the “Pension Plan”), the Supplemental Retirement Plan (the “SRP”), and The Genuine Parts Company Original Deferred Compensation Plan (the “ODCP”).

The Pension Plan is a broad based, tax-qualified defined benefit pension plan, which provides a benefit upon retirement to eligible employees of the Company. In general, all employees except leased employees, independent contractors, and certain collectively-bargained employees are eligible to participate. Benefits are based upon years of service with the Company and the average of the highest five years of earnings out of the last ten years. Earnings are generally based on total pay, but do not include amounts that have been deferred. The service amounts shown in the table above represent actual years of service with the Company. No additional years of credited service have been granted to the named executive officers under the Pension Plan.

Several forms of benefit payments are available under the Pension Plan. The Pension Plan offers a life annuity option, 50%, 75%, and 100% joint and survivor options, and a 10-year certain and life annuity option. Minimum lump sum distributions of benefits are available if less than or equal to $5,000. The payout option must be elected by the participant before benefit payments begin. Each option available under the Pension Plan is actuarially equivalent.

The pension benefit payable under the Pension Plan is the greater of two benefits. The first benefit is a percentage of the participant’s average earnings on his normal retirement date less 50% of his monthly Social Security benefit. The applicable percentage is based on years of credited service at normal retirement and increases by 0.5% per year of credited service from 40% at 15 years of service to 55% at 45 or more years of service. The second benefit is 30% of the participant’s average earnings. Only the second benefit is available to participants with less than 15 years of credited service at normal retirement. For such individuals, 30% of the participant’s average earnings are multiplied by a fraction with the numerator equal to credited service at normal retirement (not to exceed 180 months) and the denominator equal to 180.

Early retirement benefit payments are available under the Pension Plan to participants upon attainment of age 55 and completion of 15 years of credited service. As of December 31, 2006, Messrs. Gallagher, Nix, Samuelson and Susor were eligible for early retirement benefits. A participant’s full benefit under the Pension Plan is payable at age 65 with at least five years of participation service, which is considered normal retirement. Benefits are reduced by 6.0% for each year of payment before normal retirement for participants who earned at least 15 years of credited service under the Pension Plan. Termination benefits are calculated in the same manner as normal retirement benefits, except that the benefit is reduced by the ratio of credited service at termination to credited service at normal retirement date, determined as if the participant had continued in employment until his or her normal retirement. Participants are fully vested in benefits after seven years of service, with partial vesting after three years of service. Participants may earn up to two years of additional benefit service while disabled and receiving long term disability benefits from The Genuine Parts Company Long Term Disability Plan. An actuarially equivalent 50% joint and survivor annuity is payable to a participant’s spouse upon death prior to retirement. A surviving spouse may waive the 50% joint and survivor death benefit and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan.

The SRP is a nonqualified defined benefit pension plan which covers pay and benefits above the qualified limits in the Pension Plan. In addition, pension benefits that would have been earned under the Pension Plan had compensation not been deferred are provided by the SRP. Otherwise, the provisions of the SRP are generally the same as those of the Pension Plan, except benefits are payable only for retirement, death or change in control. Benefits earned under the SRP are paid from Company assets, and are grossed-up for any FICA taxes due. Executives sign a joinder agreement to become participants in the SRP. The participant irrevocably elects his optional form of benefit payment upon joining this plan.

Amounts reported above as the actuarial present value of accumulated benefits under the Pension Plan and the SRP are computed using the interest and mortality assumptions that the Company applies to amounts reported in its financial statement disclosures, and are assumed to be payable at age 65. The interest rate assumption is 6.00% for both plans. The mortality table assumption for the Pension Plan is the RP 2000 Mortality Table, with a blue collar adjustment, and with mortality improvements projected to 2006 using Scale AA. The mortality table assumption for the SRP is the same except that no blue collar adjustment is applied. SRP benefits have been adjusted by 1.45% to account for estimated FICA tax gross-ups.

The ODCP is a nonqualified plan that provides an annuity benefit, funded partially by executive salary deferrals. Mr. Gallagher is the only named executive officer in this plan, and his annual salary deferrals total $9,441 for these benefits. The retirement benefit is derived by converting the account balance at the retirement date to an annuity, using insurance company annuity tables applicable to individuals of similar age and risk categories. The annuity is then doubled to arrive at the retirement benefit amount. The retirement benefit is payable as a 10-year certain and life annuity at age 65 for normal retirement, or at age 55 with 15 years of service for early retirement. Mr. Gallagher is currently eligible for early retirement benefits under the ODCP. There is a minimum benefit guarantee of $40,000 per year for normal retirement, and also a specified death and disability benefit of $3,333 per month. These benefits are payable from Company assets. The service amount shown in the table represents the period during which Mr. Gallagher has been making salary deferrals for benefits provided by the ODCP. Amounts reported as the actuarial present value of accumulated benefits under the ODCP are computed based on insurance company estimates of benefit amounts payable at age 65 and the interest and mortality assumptions the Company uses for purposes of financial statement disclosures of the SRP referred to above.

2006 Nonqualified Deferred Compensation

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
Name	Last FY ($)(1)	Last FY ($)	Last FY ($)	Distributions ($)	FYE ($)(1)
Thomas C. Gallagher	115,603	—	119,713	—	1,066,410

Jerry W. Nix	50,000	—	35,478	—	267,683

Larry R. Samuelson	—	—	—	—	—

Robert J. Susor	64,026	—	70,980	—	495,306

R. Bruce Clayton	—	—	3,580	—	27,016

(1)	Reflects deferrals under the Company’s Tax-Deferred Savings Plan of incentive bonuses earned for 2005 and paid to the named executive officers in 2006. These amounts are not reported as 2006 compensation in the Summary Compensation Table.

The Genuine Parts Company Tax Deferred Savings Plan is a nonqualified deferred compensation plan pursuant to which the named executive officers may elect to defer up to 100% of their annual incentive bonus. Deferral elections are due by June 30 of each year, and are irrevocable. These deferral elections are for the bonus earned during that year, which would otherwise be payable in February of the following year. Deferrals are held for each participant in separate individual accounts in an irrevocable rabbi trust. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the executive may change at any time. A deferral period and payment date must be irrevocably specified at election for each separate annual deferral. This deferral period must be at least two years in length, and the payment date can be any date on or after that point. Alternately, the payment can be tied to termination of employment, including retirement. The executive must also make an irrevocable election regarding payment terms, which may be either a lump sum, or installments of five (5), ten (10), or fifteen (15) years. Hardship withdrawals are available for unforeseeable emergency financial hardship situations, such as for an unexpected illness, accident, or property loss. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit in the same payment form as originally specified (i.e., lump sum or installments). All accounts would be immediately distributed upon a change in control of the Company.

POST TERMINATION PAYMENTS AND BENEFITS

Benefits to Named Executive Officers in the Event of a Change in Control.  The Company does not have employment agreements with any of its executive officers. The Company has entered into change in control agreements with certain executive officers, including the named executive officers. These agreements provide severance payments and benefits to the executive if his employment is terminated within two years after a change in control of the Company, if the change in control occurs during the term of the agreement. The change in control agreements have a three year term with automatic annual extensions unless either party gives notice of non-renewal.

Under each of the change in control agreements, if the executive is terminated by the Company without cause or the executive resigns for good reason (as such terms are defined in the agreement), he will receive a pro rata bonus for the year of termination, plus a lump sum severance payment equal to a multiple (three in the case of Messrs. Gallagher, Nix and Susor, and two in the case of Messrs. Samuelson and Clayton) of the executive’s then-current annual salary and the average of the annual bonuses he received in the three years prior to the year of termination. In addition, the Company will continue to provide the executive with group health coverage for a period of 24 months.

If the executive’s employment is terminated by the Company for cause or he resigns without good reason, the agreement will terminate without further obligation of the Company other than the payment of any accrued but unpaid salary or benefits. In the case of death, disability or retirement, the executive, or his estate, would be entitled to payment of any accrued but unpaid salary or benefits, plus a pro rata bonus for the year in which the termination occurred.

The change in control agreements provide for a gross-up of applicable excise tax imposed under Section 4999 of the Internal Revenue Code, provided that amounts determined to be parachute payments exceed 110% of the amount that could be paid without triggering the excise tax. If the parachute payments are less than that threshold amount, the payments will be limited to the maximum amount that could be paid without triggering the excise tax.

Summary of Termination Payments and Benefits.  The following tables summarize the value of the termination payments and benefits that our named executive officers would receive if they had terminated employment on December 31, 2006 under the circumstances shown. The tables exclude (i) amounts accrued through December 31, 2006 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for 2006, and (ii) vested account balances under our Partnership Plan, which is a 401(k) plan that is generally available to all of our salaried employees.

Thomas C. Gallagher

				Termination by
				Company or	Involuntary
				Executive Other	Termination
				Than Retirement,	Following a
				Death or	Change in
Benefit	Retirement ($)	Death ($)	Disability ($)	Disability ($)	Control ($)
Cash Severance	—	—	—	—	5,034,707(1)

Acceleration of Equity Awards
Stock Options and SARs(2)	—	431,550	431,550	—	822,111
Restricted Stock and PRSUs(3)	—	1,380,213	1,380,213	—	1,380,213

Retirement Benefits
Pension Plan(4)	57,026	28,513	90,811	57,026	57,026(5)
Supplemental Retirement Plan(6)	335,057	335,057	335,057	335,057	5,701,974(7)
Original Def Comp Plan(8)	24,942	40,000	40,000	24,942	581,649(9)
Tax-Deferred Savings Plan(10)

Other Benefits
Health & Welfare Coverage	—	—	—	—	16,011(11)
Estimated 280G Tax Gross-Ups	—	—	—	—	2,772,382(12)

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2006 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2006 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable at December 31, 2006 or at the participant’s earliest eligibility age, if later. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan. The disability benefits under the Pension Plan assumes two extra years of credited service are earned while on disability and that the benefits are payable at age 65.

(5)	Mr. Gallagher may elect to receive his pension benefit in the form of a lump sum payment in the event of termination following a change in control. A lump sum option is not otherwise available under the plan. The lump sum present value of the annual benefit shown in the table is $895,893.

(6)	The Supplemental Retirement Plan assumes payment under a 100% joint and survivor annuity option, which was elected by Mr. Gallagher when he signed a joinder agreement to participate in the plan. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to early retirement benefits and are payable at December 31, 2006 or at the participant’s earliest eligibility age if later. The Supplemental Retirement Plan annuity benefits shown in the table do not reflect estimated FICA tax gross-ups paid by the Company. The estimated FICA tax gross-up, based on 1.45% of the lump sum value of the Supplemental Retirement Plan benefit calculated on the FICA tax basis for the plan, is $67,486.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $81,497.

(8)	Original Deferred Compensation Plan benefits are payable as a 10-year certain and life annuity.

(9)	Amount reflects a lump sum distribution of benefits as required under the plan in the event of termination following a change in control.

(10)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table on page 28 of this proxy statement.

(11)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above.

(12)	The calculation of the estimated 280G gross-up payment is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% medicare tax rate and a 6% state income tax rate.

Jerry W. Nix

				Termination by
				Company or	Involuntary
				Executive Other	Termination
				Than Retirement,	Following a
				Death or	Change in
Benefit	Retirement ($)	Death ($)	Disability ($)	Disability ($)	Control ($)
Cash Severance	—	—	—	—	2,252,132(1)

Acceleration of Equity Awards
Stock Options and SARs(2)	—	142,800	142,800	—	637,553
Restricted Stock and PRSUs(3)	—	514,616	514,616	—	514,616

Retirement Benefits
Pension Plan(4)	58,323	29,162	77,534	58,323	58,323(5)
Supplemental Retirement Plan(6)	123,809	61,905	123,809	123,809	1,897,940(7)
Tax-Deferred Savings Plan(8)

Other Benefits
Health & Welfare	—	—	—	—	14,134(9)
Estimated 280G Tax Gross-Ups	—	—	—	—	1,210,618(10)

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2006 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2006 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable at December 31, 2006 or at the participant’s earliest eligibility age, if later. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan. The disability benefits under the Pension Plan assumes two extra years of credited service are earned while on disability and that the benefits are payable at age 65.

(5)	Mr. Nix may elect to receive his pension benefit in the form of a lump sum payment in the event of termination following a change in control. A lump sum option is not otherwise available under the plan. The lump sum present value of the annual benefit shown in the table is $860,279.

(6)	The Supplemental Retirement Plan assumes payment under a 50% joint and survivor annuity option, which was elected by Mr. Nix when he signed a joinder agreement to participate in the plan. Disability benefits under the

Supplemental Retirement Plan are assumed to be equal to early retirement benefits and are payable at December 31, 2006 or at the participant’s earliest eligibility age if later. The Supplemental Retirement Plan annuity benefits shown in the table do not reflect estimated FICA tax gross-ups paid by the Company. The estimated FICA tax gross-up, based on 1.45% of the lump sum value of the Supplemental Retirement Plan benefit calculated on the FICA tax basis for the plan, is $22,827.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $27,127.

(8)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table on page 28 of this proxy statement.

(9)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above.

(10)	The calculation of the estimated 280G gross-up payment is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% medicare tax rate and a 6% state income tax rate.

Larry R. Samuelson

				Termination by
				Company or	Involuntary
				Executive Other	Termination
				Than Retirement,	Following a
				Death or	Change in
Benefit	Retirement ($)	Death ($)	Disability ($)	Disability ($)	Control ($)
Cash Severance	—	—	—	—	1,547,488(1)

Acceleration of Equity Awards
Stock Options and SARs(2)	—	178,500	178,500	—	618,596
Restricted Stock and PRSUs(3)	—	474,205	474,205	—	474,205

Retirement Benefits
Pension Plan(4)	57,323	28,661	80,814	57,323	57,323(5)
Supplemental Retirement Plan(6)	134,336	100,752	134,336	134,336	2,183,125(7)

Other Benefits
Health & Welfare	—	—	—	—	16,011(8)

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2006 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2006 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable at December 31, 2006 or at the participant’s earliest eligibility age, if later. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan. The disability benefits under the Pension Plan assumes two extra years of credited service are earned while on disability and that the benefits are payable at age 65.

(5)	Mr. Samuelson may elect to receive his pension benefit in the form of a lump sum payment in the event of termination following a change in control. A lump sum option is not otherwise available under the plan. The lump sum present value of the annual benefit shown in the table is $866,914.

(6)	The Supplemental Retirement Plan assumes payment under a 75% joint and survivor annuity option, which was elected by Mr. Samuelson when he signed a joinder agreement to participate in the plan. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to early retirement benefits and are payable at December 31, 2006 or at the participant’s earliest eligibility age if later. The Supplemental Retirement Plan annuity benefits shown in the table do not reflect estimated FICA tax gross-ups paid by the Company. The estimated FICA tax gross-up, based on 1.45% of the lump sum value of the Supplemental Retirement Plan benefit calculated on the FICA tax basis for the plan, is $26,018.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $31,203.

(8)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above.

Robert J. Susor

				Termination by
				Company or	Involuntary
				Executive Other	Termination
				Than Retirement,	Following a
				Death or	Change in
Benefit	Retirement ($)	Death ($)	Disability ($)	Disability ($)	Control ($)
Cash Severance	—	—	—	—	1,914,853(1)

Acceleration of Equity Awards
Stock Options and SARs(2)	—	142,800	142,800	—	598,793
Restricted Stock and PRSUs(3)	—	441,099	441,099	—	441,099

Retirement Benefits
Pension Plan(4)	67,166	33,583	86,046	67,166	67,166(5)
Supplemental Retirement Plan(6)	118,776	59,388	118,776	118,776	1,827,146(7)
Tax-Deferred Savings Plan(8)

Other Benefits
Health & Welfare	—	—	—	—	15,983(9)
Estimated 280G Tax Gross-Ups	—	—	—	—	1,101,417(10)

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2006 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2006 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable at December 31, 2006 or at the participant’s earliest eligibility age, if later. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan. The disability benefits under the Pension Plan assumes two extra years of credited service are earned while on disability and that the benefits are payable at age 65.

(5)	Mr. Susor may elect to receive his pension benefit in the form of a lump sum payment in the event of termination following a change in control. A lump sum option is not otherwise available under the plan. The lump sum present value of the annual benefit shown in the table is $986,753.

(6)	The Supplemental Retirement Plan assumes payment under a 50% joint and survivor annuity option, which was elected by Mr. Susor when he signed a joinder agreement to participate in the plan. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to early retirement benefits and are payable at December 31, 2006 or at the participant’s earliest eligibility age if later. The Supplemental Retirement Plan annuity benefits shown in the table do not reflect estimated FICA tax gross-ups paid by the Company. The estimated FICA tax gross-up, based on 1.45% of the lump sum value of the Supplemental Retirement Plan benefit calculated on the FICA tax basis for the plan, is $21,947.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $26,115.

(8)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table on page 28 of this proxy statement.

(9)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above.

(10)	The calculation of the estimated 280G gross-up payment is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% medicare tax rate and a 6% state income tax rate.

R. Bruce Clayton

Termination by
				Company or	Involuntary
				Executive Other	Termination
				Than Retirement,	Following a
				Death or	Change in
Benefit	Retirement ($)	Death ($)	Disability ($)	Disability ($)	Control ($)
Cash Severance	—	—	—	—	803,392(1)

Acceleration of Equity Awards
Stock Options and SARs(2)	—	53,550	53,550	—	82,620
Restricted Stock and PRSUs(3)	—	189,720	189,720	—	189,720

Retirement Benefits
Pension Plan(4)	43,791	21,896	51,928	43,791	43,791
Supplemental Retirement Plan	—	—	—	—	—
Tax-Deferred Savings Plan(5)

Other Benefits
Health & Welfare	—	—	—	—	13,819(6)

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2006 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2006 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable at December 31, 2006 or at the participant’s earliest eligibility age, if later. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan. The disability benefits under the Pension Plan assumes two extra years of credited service are earned while on disability and that the benefits are payable at age 65.

(5)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table on page 28 of this proxy statement.

(6)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above.

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE REPORT

The Compensation, Nominating and Governance Committee of the Board of Directors of Genuine Parts Company oversees the compensation programs of Genuine Parts Company on behalf of the Board. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this proxy statement.

In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in this proxy statement, each of which has been filed with the SEC.

Members of the Compensation, Nominating and
Governance Committee:

J. Hicks Lanier (Chairman)
John D. Johns
Richard W. Courts, II
Gary W. Rollins

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

The following directors served on the Compensation, Nominating and Governance Committee during 2006: Richard W. Courts, II, John D. Johns, J. Hicks Lanier and James B. Williams (through April 17, 2006) and Gary W. Rollins (from April 18, 2006 to present). None of such persons was an officer or employee of the Company during 2006 or at any time in the past. Mr. Lanier is Chief Executive Officer and Chairman of the Board of Oxford Industries, Inc., one of whose previous directors (through January 8, 2007) is the Company’s Chairman of the Board, President and Chief Executive Officer, Thomas C. Gallagher.

COMPENSATION OF DIRECTORS

2006 Director Compensation

	Fees
	Earned or	Stock	All Other
	Paid in	Awards	Compensation
NAME	Cash ($)	($)(3)	($)	Total ($)
Mary B. Bullock	46,250	66,300		112,550
Richard W. Courts, II	50,000	66,300		116,300
Jean Douville			121,515 (4)	121,515
George C. Guynn (1)	1,250	—		1,250
John D. Johns	45,000	66,300		111,300
Michael M. E. Johns, M.D.	46,250	66,300		112,550
J. Hicks Lanier	52,500	66,300		118,800
Wendy B. Needham	46,250	66,300		112,550
Larry L. Prince	45,000	66,300	41,712 (5)	153,012
Gary W. Rollins	42,500	66,300		108,800
Lawrence G. Steiner	48,750	66,300		115,050
James B. Williams (2)	32,500	—		32,500

(1)	George C. Guynn was elected to the Board of Directors on November 20, 2006.

(2)	James B. Williams retired from the Board of Directors on April 17, 2006.

(3)	Represents the proportionate amount of the total fair value of stock awards recognized by the Company as an expense in 2006 for financial accounting purposes. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with FAS 123R. The awards for which expense is shown in this table include an award of 1,500 RSUs granted to each non-employee director on March 27, 2006. The grant date fair value of the 1,500 RSUs granted to each non-employee director on March 27, 2006 was $66,300. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

The aggregate number of RSUs and stock options held by each director as of December 31, 2006 was as follows:

Director	Number of RSUs	Number of Options
Mary B. Bullock	4,500	—
Richard W. Courts, II	4,500	3,000
Jean Douville	—	20,000
George C. Guynn	—	—
John D. Johns	4,500	—
Michael M. E. Johns, M.D.	4,500	3,000
J. Hicks Lanier	4,500	3,000
Wendy B. Needham	4,500	—
Larry L. Prince	1,500	—
Gary W. Rollins	1,500	—
Lawrence G. Steiner	4,500	3,000
James B. Williams	—	3,000

(4)	Mr. Douville is an employee of our wholly-owned subsidiary, UAP Inc., a distributor of automotive replacement parts headquartered in Montreal, Quebec, Canada. For 2006, Mr. Douville received a base salary equal to $66,195, plus $55,320 in other benefits, including a car allowance, flexible spending account and other miscellaneous perquisites.

(5)	Represents the incremental cost to the Company of the following benefits and perquisites that were approved as post-retirement benefits for Mr. Prince in connection with his retirement as an executive officer of the Company on March 31, 2005: use of office space and executive assistant for non company business ($32,062), medical and dental insurance coverage ($7,392), club membership dues ($2,258).

Non-employee directors of the Company are paid $8,750 per quarter in compensation for service as director, plus $1,250 per board and committee meeting attended, except that the Chairmen of the Audit Committee and the Compensation, Nominating and Governance Committee are paid $10,000 per quarter and $1,250 per board and committee meeting attended. Non-employee directors may elect to defer the receipt of meeting and/or director fees in accordance with the terms of the Company’s Directors’ Deferred Compensation Plan. In addition, non-employee directors may from time to time be granted restricted stock units pursuant to the provisions of the Genuine Parts Company 1999 Long Term Incentive Plan and the Genuine Parts Company 2006 Long Term Incentive Plan. On March 27, 2006, each non-employee director serving on such date was granted 1,500 RSUs. Each RSU represents a fully vested right to receive one share of our common stock on March 27, 2011, or earlier upon a termination of service as a director by reason of death, disability or retirement, or upon a change in control of the Company.

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. Therefore, as a general matter and in accordance with the (1) the Code of Conduct and Ethics for Employees, Officers and Directors of Genuine Parts Company and (2) the Company’s Code of Conduct and Ethics for Senior Financial Officers, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal policy which requires the Company’s Compensation, Nominating and Governance Committee

to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s directors or executives had, has or will have a direct or indirect material interest. After its review the Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Committee determines in good faith.

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent auditors for the current fiscal year ending December 31, 2007. The Audit Committee has also pre-approved the engagement of Ernst & Young LLP to provide federal, state and international tax return preparation, advisory and related services to the Company during 2007. Although ratification by the shareholders of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by law or by the Bylaws of the Company, the Audit Committee believes it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent auditors in auditing the Company’s financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of internal control over financial reporting. If this selection is not ratified at the Annual Meeting, the Audit Committee intends to reconsider its selection of independent auditors for the fiscal year ending December 31, 2007.

Ernst & Young LLP served as the Company’s independent auditors for the fiscal year ended December 31, 2006. Representatives of that firm are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Audit and Non-Audit Fees

Audit Fees.  The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s financial statements for 2005 and 2006, the audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting, the auditor’s report on the effectiveness of internal control over financial reporting as of December 31, 2005 and 2006 and for the reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC during 2005 and 2006 were approximately $4.4 million and $4.6 million, respectively.

Audit Related Fees.  The aggregate fees billed by Ernst & Young LLP for 2005 and 2006 for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under the caption “Audit Fees” were approximately $94,000 and $72,000, respectively. These services primarily related to the Company’s benefit plans and audit consultations.

Tax Fees.  The aggregate fees billed by Ernst & Young LLP for 2005 and 2006 for professional services rendered for tax compliance and tax advice for the Company were $1.5 million and $1.7 million, respectively.

All Other Fees.  No fees were billed by Ernst & Young LLP for professional services rendered during 2005 and 2006 other than as stated above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees.”

Audit Committee Pre-Approval Policy

Under the Audit Committee’s Charter and Pre-Approval Policy, the Audit Committee is required to approve in advance the terms of all audit services as well as all permissible audit related and non-audit services to be provided by the independent auditors. Unless a service to be provided by the independent auditors has received approval under the Pre-Approval Policy, it will require specific pre-approval by the Audit Committee. The Pre-Approval Policy is detailed as to the particular services to be provided, and the Audit Committee is to be informed about each service provided. Non-audit services may be approved by the Chairman of the Committee and reported to the full Audit Committee at its next meeting but may not be approved by the Company’s management. The term of any pre-approval is twelve months unless the Audit Committee specifically provides for a different period.

The Audit Committee will approve the annual audit engagement terms and fees prior to the commencement of any audit work other than that necessary for the independent auditor to prepare the proposed audit approach, scope and fee estimates. The Audit Committee also will approve changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items, if any. In the event audit related or non-audit services that are pre-approved under the Pre-Approval Policy have an estimated cost in excess of certain dollar thresholds, these services require specific pre-approval by the Audit Committee or by the Chairman of the Audit Committee.

In determining the approval of services by the independent auditors, the Audit Committee or its Chairman evaluates each service to determine whether the performance of such service would (a) impair the auditor’s independence; (b) create a mutual or conflicting interest between the auditor and the Company; (c) place the auditor in the position of auditing its own work; (d) result in the auditor acting as management or an employee of the Company; or (e) place the auditor in a position of being an advocate for the Company.

All of the services described above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees” were approved by the Company’s Audit Committee pursuant to legal requirements and the Company’s Audit Committee Charter and Pre-Approval Policy.

Audit Committee Review

The Audit Committee has reviewed the services rendered by Ernst & Young LLP during 2006 and has determined that the services rendered are compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of four directors who are independent directors as defined under the NYSE corporate governance listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and for expressing an opinion on management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements for the year ended December 31, 2006 and reports on the effectiveness of internal controls over financial reporting as of December 31, 2006 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management and the independent auditors the disclosures made in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in the Company’s 2006 Annual Report to Shareholders and its Annual Report on Form 10-K for the year ended December 31, 2006.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors the auditor’s independence from the Company and its management, including the matters in the written disclosures and the letter provided by the independent auditors to the Audit Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has considered the compatibility of non-audit services with the auditor’s independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their integrated audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC. The Audit Committee and the Board of Directors have also approved the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007.

Members of the Audit Committee

Lawrence G. Steiner (Chairman)
Mary B. Bullock
Michael M.E. Johns, M.D.
Wendy B. Needham

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent shareholders are required by SEC regulation to furnish the Company copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 2006, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons, with the exception of one late filing of a Form 4 by Mr. Larry Prince with regard to single award of restricted stock units from the Company.

SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Company. The Company has retained Georgeson Shareholder to assist in the solicitation of proxies for a fee of approximately $9,000 and reimbursement of certain expenses. Officers and regular employees of the Company, at no additional compensation, may also assist in the solicitation. Solicitation may be by mail, telephone, Internet or personal contact.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC’s rules permit us, with your permission, to send a single set of proxy statements and annual reports to any household at which two or more shareholders reside if we believe that they are members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the affected shareholders prior to the mailing date. We will deliver a separate copy of the proxy statement or annual report, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, you can request a separate copy of the proxy statement or annual report by calling us at (770) 953-1700 or by writing to us at any time at the following address: Investor Relations, Genuine Parts Company, 2999 Circle 75 Parkway, Atlanta, Georgia 30339.

A majority of brokerage firms have instituted householding. If your family has multiple holdings in the Company, you may have received householding notification directly from your broker. Please contact your broker directly if you have any questions, if you require additional copies of the proxy statement or annual report, if you are currently receiving multiple copies of the proxy statement and annual report and wish to receive only a single copy or if you wish to revoke your decision to household and thereby receive multiple statements and reports. These options are available to you at any time.

OTHER MATTERS

Management does not know of any matters to be brought before the Annual Meeting other than those referred to above. If any matters which are not specifically set forth in the form of proxy and this proxy statement properly come before the Annual Meeting, the persons designated as proxies will vote thereon as recommended by the Board of Directors or, if the Board of Directors makes no recommendation, in accordance with their best judgment.

Whether or not you expect to be present at the Annual Meeting in person, please vote, sign, date and return the enclosed proxy card promptly in the enclosed business reply envelope. No postage is necessary if mailed in the United States. If you prefer, you can vote by telephone or Internet voting by following the instructions on the enclosed proxy card.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Proposals of shareholders of the Company intended to be presented for consideration at the 2008 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices on or before November 3, 2007, in order to be included in the Company’s proxy statement and form of proxy relating to the 2008 Annual Meeting of Shareholders. In addition, with respect to any shareholder proposal that is not submitted for inclusion in the proxy statement and form of proxy relating to the 2008 Annual Meeting of Shareholders but is instead sought to be presented directly to the shareholders at the 2008 Annual Meeting, management will be able to vote proxies in its discretion if either (i) the Company does not receive notice of the proposal before the close of business on January 17, 2008, or (ii) the Company receives notice of the proposal before the close of business on January 17, 2008 and advises shareholders in the proxy statement for the 2008 Annual Meeting about the nature of the proposal and how management intends to vote on the proposal, unless the shareholder notifies the Company by January 17, 2008 that it intends to deliver a proxy statement with respect to such proposal and thereafter takes the necessary steps to do so.

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		XXXXXXXXXXXXXX
Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on XXXXXX XX, 20XX.

Vote by Internet • Log on to the Internet and go to www.computershare.com/expressvote
• Follow the steps outlined on the secured website.
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIATHE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the thirteen listed nominees and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Dr. Mary B. Bullock	☐	☐	02 - Richard W. Courts II	☐	☐	03 - Jean Douville	☐	☐

	04 - Thomas C. Gallagher	☐	☐	05 - George C. “Jack” Guynn	☐	☐	06 - John D. Johns	☐	☐

	07 - Michael M. E. Johns, MD	☐	☐	08 - J. Hicks Lanier	☐	☐	09 - Wendy B. Needham	☐	☐

	10 - Jerry W. Nix	☐	☐	11 - Larry L. Prince	☐	☐	12 - Gary W. Rollins	☐	☐

	13 - Lawrence G. Steiner	☐	☐

		For	Against	Abstain		For	Against	Abstain

2.	Amend the Genuine Parts Company Amended and Restated Articles of Incorporation to eliminate all shareholder supermajority voting provisions.	☐	☐	☐	3. Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.
☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

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▼ IF YOU HAVE NOT VOTED VIATHE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Genuine Parts Company

Proxy Solicited by Board of Directors of Genuine Parts Company for the Annual Meeting of Shareholders to be held April 23, 2007

The undersigned hereby appoints THOMAS C. GALLAGHER and JERRY W. NIX, or either of them, with the individual power of substitution, proxies to vote all shares of Common Stock of Genuine Parts Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held in Atlanta, Georgia on April 23, 2007 and at any reconvened Meeting following any adjournment thereof. Said proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on this card, and are authorized to vote in their discretion as to any other matters that may properly come before the meeting.

Your shares will be voted in accordance with your instructions. IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE “FOR” PROPOSALS 1, 2 AND 3.
YOUR VOTE IS IMPORTANT
Please vote, sign, date and return the proxy card promptly using the enclosed envelope.
(Continued, and to be signed, on the reverse side)